Exhibit 99.1

Sotera Health Reports Third-Quarter and Year-to-Date 2021 Results

•Q3 2021 net revenues of $226 million increased 13%, compared to Q3 2020
•Q3 2021 net income of $27 million or $0.10 per diluted share, compared to net income of $0.01 million or $0.00 per diluted share in Q3 2020
•Q3 2021 Adjusted EBITDA of $117 million increased 16%, compared to Q3 2020
•Q3 2021 Adjusted EPS of $0.21 improved $0.12 compared to Q3 2020
•September 30, 2021 total debt of $1.8 billion and total net debt of $1.7 billion; net leverage ratio improved to 3.6x
•Narrowing full-year 2021 revenue growth outlook to 12% - 14% and full-year 2021 Adjusted EBITDA growth to 13% - 14%
•Full redemption of $100 million Senior Secured First-Lien Notes
CLEVELAND, OH, November 10, 2021 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the third quarter and first nine months of 2021.
Third-quarter 2021 net revenues increased 13.1% to $226 million, compared with $200 million in the same period a year ago. Third-quarter 2021 net income attributable to Sotera Health (“net income”) was $27 million, or $0.10 per diluted share, compared with net income of $0.01 million, or $0.00 per diluted share in the third quarter of 2020. Adjusted EBITDA for the third-quarter 2021 increased 16.1% over the third quarter of 2020 to $117 million. Third-quarter 2021 adjusted earnings per diluted share (“Adjusted EPS”) was $0.21, compared to $0.09 in the third quarter of 2020, an increase of $0.12 per diluted share. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

For the first nine months of 2021, net revenues increased 14.8% to $690 million, compared to $601 million for the same period in 2020. Net income was $81 million, or $0.29 per diluted share for the nine months ended September 30, 2021, compared with net income of $5 million, or $0.02 per diluted share, for the same period last year. First nine months of 2021 Adjusted EBITDA increased 16.2% to $357 million and Adjusted EPS grew by $0.32 to $0.65 compared to the first nine months of 2020. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

“We are very pleased to report solid top-line, net income and Adjusted EBITDA growth for the third quarter. This represents double-digit top-line and Adjusted EBITDA growth in every quarter since the IPO, and we could not be more proud of our team for working so diligently to deliver this level of growth during this challenging and unique time,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “Our three business segments – Sterigenics, Nordion and Nelson Labs – are each making solid progress executing against strategic goals. With nine months of reported financials and good visibility into the remainder of the year, we are narrowing the 2021 outlook range provided on our earnings call in August, when guidance was increased from our original March outlook. The outlook range provided today represents solid double-digit top-line and Adjusted EBITDA growth for full-year 2021.”

Third-Quarter and Nine-Month 2021 Highlights by Business Segment
Sterigenics
For the third quarter of 2021, Sterigenics net revenues were $145 million, an increase of 15.1% compared to the third quarter a year ago. In this same period, segment income increased 19.0% to $79 million. For the first nine months of 2021, Sterigenics net revenues were $422 million, an increase of 15.9% compared to the same period in 2020. In this same period, segment income increased 17.9% to $227 million.
Revenue and segment income growth for the third quarter of 2021 were driven principally by organic volume growth and favorable pricing.
Nordion
For the third quarter of 2021, Nordion net revenues were $29 million, an increase of 41.9% compared to the third quarter a year ago. In this same period, segment income increased 59.2% to $16 million. For the first nine months of 2021, Nordion net revenues were $104 million, an increase of 20.7% compared to the same period in 2020. In this same period, segment income increased 20.9% to $61 million.
Revenue and segment income growth for the third quarter of 2021 were primarily driven by organic volume growth, a favorable impact from pricing and changes in foreign exchange rates.
Nelson Labs
For the third quarter of 2021, Nelson Labs net revenues were $52 million, a decrease of 2.6% compared to the third quarter a year ago. In this same period, segment income decreased 10.8% to $21 million. For the first nine months of 2021, Nelson Labs net revenues were $165 million, an increase of 8.9% compared to the same period in 2020. In this same period, segment income increased 7.3% to $68 million.
Revenue and segment income declines were driven by reduced pandemic-related demand for personal protective equipment testing volumes, partly offset by the impact of the BioScience Labs acquisition.
Balance Sheet and Liquidity
As of September 30, 2021, Sotera Health had $1.78 billion of total debt and $115 million of cash and cash equivalents, compared to $1.86 billion of total debt and $102 million of cash and cash equivalents as of December 31, 2020. Material debt balances currently outstanding do not mature until 2026. Sotera Health’s net leverage ratio as of September 30, 2021 improved to 3.6x, well within the 2.0x to 4.0x target range provided by the company. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

On August 27, 2021, Sotera Health Holdings, LLC fully redeemed its $100 million Senior Secured First-Lien Floating Rate Notes due 2026 at a redemption price equal to 103% of the principal amount of such notes, plus accrued and unpaid interest.

2021 Outlook
Today, Sotera Health is updating its 2021 outlook to the following, which remains within the guidance previously issued in August:
•Net revenues in the range of $920 million - $930 million, representing growth of 12% - 14%, compared to the prior year,
•Adjusted EBITDA of $475 million - $480 million, representing growth of 13% - 14%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income of approximately 28%,
•Adjusted EPS of $0.87 - $0.88,
•Fully diluted share count range of 279 million - 280 million shares on a weighted-average basis,
•Capital expenditures in the range of $90 million to $100 million, and
•Net leverage reduction of approximately 3⁄4 of a turn.

The outlook provided above is based on current plans and expectations and is subject to a number of known and unknown risks and uncertainties, including those set forth below under “Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-833-303-1211 if dialing in from the United States or Canada, or 1-918-922-6527 if dialing in from other locations. Please join the conference call at least 10 minutes prior to the scheduled start time using conference ID 6589963. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at https://investors.soterahealth.com/events-and-presentations. A replay of the webcast will be available later in the day on November 10, 2021.
Upcoming Investor Events
•Credit Suisse 30th Annual Healthcare Conference at 2:40pm EST, November 11, 2021

Live and archived webcasts and presentations, including those associated with the conference listed above, may be accessed on the Investor Relations section of the Sotera Health website at https://investors.soterahealth.com/events-and-presentations.

Other Information
•Sotera Health launched an ethylene oxide resource, available via the Investor Relations section of the Company’s website at https://investors.soterahealth.com/ethylene-oxide-eo-overview. From time to time, updates related to ethylene oxide matters that may be relevant to investors will be posted here.

Updates on other matters not related to ethylene oxide that may be relevant to investors may be found from time to time on the Special Notices section of the Company’s Investor Relations website at https://investors.soterahealth.com/special-notices.

Forward-Looking Statements
This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of ethylene oxide (“EO”) or cobalt-60 (“Co-60”); changes in industry trends, environmental, health and safety regulations or preferences; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, renew leases for our facilities and build new facilities in a timely and cost-effective manner; intense competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
The outlook provided within this earnings release contains a number of assumptions, including, among others, the Company’s current expectations regarding the impact of the COVID-19 pandemic, including the rate of recoveries of elective procedures and new product development testing, and foreign exchange rates. The Company does not provide a reconciliation of the forward-looking Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and Net Leverage Ratio outlook to the most directly comparable GAAP measure, as this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain items, including, among others, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings. The variability of these items could have a potentially unpredictable, and a potentially significant, impact on our future GAAP results.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Total Net Debt and Net Leverage Ratio, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.

Our Total Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by the trailing twelve-months of Adjusted EBITDA.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the basis for the metric we utilize to determine attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Sally J. Curley, IRC                    Jenny Kobin
Curley Global IR, LLC                    IR Advisory Solutions
IR@soterahealth.com                     IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com

Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Service	$200,499	$182,176	$597,907	$524,025
Product	25,665	17,852	92,322	77,288
Total net revenues	226,164	200,028	690,229	601,313
Cost of revenues:
Service	88,349	83,697	264,776	247,386
Product	12,229	8,820	40,734	30,932
Total cost of revenues	100,578	92,517	305,510	278,318
Gross profit	125,586	107,511	384,719	322,995
Operating expenses:
Selling, general and administrative expenses	44,038	45,632	146,331	125,369
Amortization of intangible assets	15,877	14,849	48,081	43,989
Total operating expenses	59,915	60,481	194,412	169,358
Operating income	65,671	47,030	190,307	153,637
Interest expense, net	18,140	55,330	58,585	167,142
Loss on extinguishment of debt	6,365	—	20,677	—
Foreign exchange loss (gain)	756	(4,571)	1,410	(5,370)
Other income, net	(693)	(3,145)	(7,347)	(4,353)
Income (loss) before income taxes	41,103	(584)	116,982	(3,782)
Provision (benefit) for income taxes	13,659	(1,213)	35,858	(9,677)
Net income	27,444	629	81,124	5,895
Less: Net income attributable to noncontrolling interests	—	619	239	832
Net income attributable to Sotera Health Company	$27,444	$10	$80,885	$5,063

Earnings per share:
Basic	$0.10	$—	$0.29	$0.02
Diluted	0.10	—	0.29	0.02
Weighted average number of common shares outstanding:
Basic	279,381	232,400	279,097	232,400
Diluted	279,560	232,400	279,253	232,400

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Segment revenues:
Sterigenics	$145,314	$126,302	$421,647	$363,954
Nordion	28,768	20,268	103,811	86,034
Nelson Labs	52,082	53,458	164,771	151,325
Total net revenues	$226,164	$200,028	$690,229	$601,313
Segment income:
Sterigenics	$79,344	$66,682	$227,374	$192,803
Nordion	16,331	10,261	61,285	50,692
Nelson Labs	20,999	23,542	67,895	63,302
Total segment income	116,674	100,485	356,554	306,797
Less adjustments:
Interest expense, net	18,140	55,330	58,585	167,142
Depreciation and amortization(a)	37,634	36,101	112,756	107,158
Share-based compensation(b)	3,547	901	10,489	4,019
Loss (gain) on foreign currency and embedded derivatives(c)	1,881	(6,035)	885	(4,791)
Acquisition and divestiture related charges, net(d)	(2,662)	681	(2,003)	2,970
Business optimization project expenses(e)	244	685	780	2,484
Plant closure expenses(f)	266	1,166	1,564	2,388
Loss on extinguishment of debt(g)	6,365	—	20,677	—
Professional services relating to EO sterilization facilities(h)	9,449	11,730	33,492	25,370
Accretion of asset retirement obligation(i)	598	494	1,751	1,476
COVID-19 expenses(j)	109	16	596	2,363
Consolidated income (loss) before income taxes	$41,103	$(584)	$116,982	$(3,782)
(a)Includes depreciation of Co-60 held at gamma irradiation sites.
(b)Represents non-cash share-based compensation expense.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain direct and incremental costs related to the acquisitions of the noncontrolling interests in our China subsidiaries and BioScience Labs in 2021, Iotron Industries in July 2020 and Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, and (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion that existed at the time of our acquisition of the business in 2014.
(e)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(f)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(g)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 and full redemption of the First Lien Notes in August 2021 including accelerated amortization of prior debt issuance and discount costs.
(h)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures. For the nine months ended September 30, 2020, costs also included donations to related charitable causes and special bonuses for front-line personnel working on-site during lockdown periods.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$114,919	$102,454
Accounts receivable, net	96,094	91,735
Inventories, net	37,496	34,093
Other current assets	88,796	86,733
Total current assets	337,305	315,015
Property, plant, and equipment, net	624,341	609,814
Operating lease assets	42,682	45,963
Other intangible assets, net	608,641	643,366
Goodwill	1,103,148	1,115,936
Other assets	26,622	31,185
Total assets	$2,742,739	$2,761,279
Liabilities and equity
Total current liabilities	$133,606	$140,598
Long-term debt	1,742,578	1,824,789
Other noncurrent liabilities	202,224	219,502
Deferred income taxes	138,562	121,816
Total liabilities	2,216,970	2,306,705
Total equity	525,769	454,574
Total liabilities and equity	$2,742,739	$2,761,279

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net income	$81,124	$5,895
Non-cash items	152,710	106,806
Changes in operating assets and liabilities	(18,640)	(13,961)
Net cash provided by operating activities	215,194	98,740
Investing activities:
Purchases of property, plant and equipment	(60,898)	(33,640)
Purchase of mandatorily redeemable noncontrolling interest in Nelson Laboratories Fairfield	(12,425)	—
Purchase of BioScience Laboratories, LLC, net of cash acquired	(13,530)	—
Purchase of Iotron Industries Canada, Inc., net of cash acquired	—	(106,280)
Other investing activities	(717)	—
Net cash used in investing activities	(87,570)	(139,920)
Financing activities:
Proceeds from revolving credit facility	—	150,000
Purchase of noncontrolling interests in China subsidiaries	(8,418)	—
Payments of debt issuance costs and prepayment premium	(6,718)	(3,898)
Payments on long-term borrowings	(100,000)	(61,025)
Other	(368)	(1,116)
Net cash (used in) provided by financing activities	(115,504)	83,961
Effect of exchange rate changes on cash and cash equivalents	345	2,639
Net increase in cash and cash equivalents, including restricted cash	12,465	45,420
Cash and cash equivalents, including restricted cash, at beginning of period	102,454	63,025
Cash and cash equivalents, including restricted cash, at end of period	$114,919	$108,445

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$53,726	$163,965
Cash paid during the period for income taxes, net of tax refunds received	31,922	9,650
Equipment purchases included in accounts payable	14,527	8,494

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$27,444	$629	$81,124	$5,895
Amortization of intangibles	21,239	20,200	65,299	59,824
Share-based compensation(a)	3,547	901	10,489	4,019
(Gain) loss on foreign currency and embedded derivatives(b)	1,881	(6,035)	885	(4,791)
Acquisition and divestiture related charges, net(c)	(2,662)	681	(2,003)	2,970
Business optimization project expenses(d)	244	685	780	2,484
Plant closure expenses(e)	266	1,166	1,564	2,388
Loss on extinguishment of debt(f)	6,365	—	20,677	—
Professional services relating to EO sterilization facilities(g)	9,449	11,730	33,492	25,370
Accretion of asset retirement obligation(h)	598	494	1,751	1,476
COVID-19 expenses(i)	109	16	596	2,363
Income tax benefit associated with pre-tax adjustments(j)	(9,776)	(8,494)	(32,772)	(24,854)
Adjusted Net Income	58,704	21,973	181,882	77,144
Interest expense, net	18,140	55,330	58,585	167,142
Depreciation(k)	16,395	15,901	47,457	47,334
Income tax provision applicable to Adjusted Net Income(l)	23,435	7,281	68,630	15,177
Adjusted EBITDA(m)	$116,674	$100,485	$356,554	$306,797

Net Revenues	$226,164	$200,028	$690,229	$601,313
Adjusted EBITDA Margin	51.6%	50.2%	51.7%	51.0%
Weighted average number of shares outstanding:
Basic	279,381	232,400	279,097	232,400
Diluted	279,560	232,400	279,253	232,400
Earnings per share:
Basic	$0.10	$—	$0.29	$0.02
Diluted	0.10	—	0.29	0.02
Adjusted earnings per share:
Basic	$0.21	$0.09	$0.65	$0.33
Diluted	0.21	0.09	0.65	0.33
(a)    Represents non-cash share-based compensation expense.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of the noncontrolling interests in our China subsidiaries and BioScience Labs in 2021, Iotron Industries in July 2020 and Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, and (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion that existed at the time of our acquisition of the business in 2014.
(d)    Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(e)    Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(f)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 and full redemption of the First Lien Notes in August 2021 including accelerated amortization of prior debt issuance and discount costs.
(g)    Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(h)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(i)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures. For the nine months ended September 30, 2020, costs also included donations to related charitable causes, and special bonuses for front-line personnel working on-site during lockdown periods.
(j)    Represents the tax benefit or provision associated with the reconciling items between net income and Adjusted Net Income. To determine the aggregate tax effect of the reconciling items, we utilized statutory income tax rates ranging from 0% to 35%, depending upon the applicable jurisdictions of each adjustment.

(k)    Includes depreciation of Co-60 held at gamma irradiation sites.
(l)    Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (j).
(m)     $20.8 million and $21.3 million of the adjustments for the three months ended September 30, 2021 and 2020, respectively, and $63.3 million and $62.0 million of the adjustments for the nine months ended September 30, 2021 and 2020, respectively, are included in cost of revenues, primarily consisting of amortization of intangibles, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2021	2020
Long-term debt	$1,742,578	$1,824,789
Current portion of finance leases	1,339	1,173
Finance leases less current portion	38,014	34,939
Total Debt	1,781,931	1,860,901

Add: unamortized debt issuance costs and debt discounts	20,972	38,761
Less: cash and cash equivalents	(114,919)	(102,454)
Total Net Debt	$1,687,984	$1,797,208

Adjusted EBITDA	$469,616	$419,859
Net Leverage	3.6x	4.3x

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended September 30,	Twelve Months Ended December 31,
	2021	2020
Net income (loss)	$37,738	$(37,491)
Amortization of intangibles	85,730	80,255
Share-based compensation(a)	17,457	10,987
Capital restructuring bonuses(b)	2,702	2,702
Gain on foreign currency and embedded derivatives(c)	(2,778)	(8,454)
Acquisition and divestiture related charges, net(d)	(1,041)	3,932
Business optimization project expenses(e)	820	2,524
Plant closure expenses(f)	1,825	2,649
Loss on extinguishment of debt(g)	64,939	44,262
Professional services relating to EO sterilization facilities(h)	44,793	36,671
Accretion of asset retirement obligation(i)	2,221	1,946
COVID-19 expenses(j)	910	2,677
Income tax benefit associated with pre-tax adjustments(k)	(51,454)	(43,536)
Adjusted Net Income	203,862	99,124
Interest expense, net	106,702	215,259
Depreciation(l)	63,432	63,309
Income tax provision applicable to Adjusted Net Income(m)	95,620	42,167
Adjusted EBITDA(n)	$469,616	$419,859
(a)Includes non-cash share-based compensation expense.
(b)Represents cash bonuses for members of management primarily relating to the November 2020 IPO.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain direct and incremental costs related to the acquisitions of the noncontrolling interests in our China subsidiaries and BioScience Labs in 2021, Iotron Industries in July 2020 and Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, and (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion that existed at the time of our acquisition of the business in 2014.
(e)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(f)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(g)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021, full redemption of the First Lien Notes in August 2021, and paydown of debt following the November 2020 IPO, including accelerated amortization of prior debt issuance and discount costs, and premiums paid in connection with early extinguishment.
(h)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including donations to related charitable causes, special bonuses for front-line personnel working on-site during lockdown periods and incremental costs to implement workplace health and safety measures.
(k)Represents the tax benefit or provision associated with the reconciling items between net income (loss) and Adjusted Net Income. To determine the aggregate tax effect of the reconciling items, we utilized statutory income tax rates ranging from 0% to 35%, depending upon the applicable jurisdictions of each adjustment.
(l)Includes depreciation of Co-60 held at gamma irradiation sites.
(m)Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (k).
(n)$83.9 million and $82.6 million of the adjustments for the twelve months ended September 30, 2021 and December 31, 2020, respectively, are included in cost of revenues, primarily consisting of amortization of intangibles, depreciation, and accretion of asset retirement obligations.